EXHIBIT 99.2

American Eagle Outfitters, Inc.
Fourth Quarter 2008
Conference Call Transcript dated March 11, 2009 Event Transcript

Operator

Greetings. Welcome to American Eagle Outfitters, Incorporated fourth quarter 2008 earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Judy Meehan, Vice President of Investor Relations. You may begin.

Judy Meehan - American Eagle Outfitters Inc - VP, IR

Good morning, everyone. Joining me today are Jim O'Donnell, Chief Executive Officer, and Joan Hilson, Executive Vice President, Chief Financial Officer. If you need a copy of our fourth quarter press release, it is available on our website, AE.com.

Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements, based upon information which represents the Company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs, based on risk factors included in our quarterly and annual reports filed with the SEC.

Now I will turn the call over to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you, Judy. Good morning, everyone. The fourth quarter proved to be an extremely difficult conclusion to an already challenging year. We faced particular softness in our women's business, and a severe drop in consumer spending. The change in demand during the largest sales period of the year drove unplanned reactive promotions. This put significant pressure on profit margins.

As a result, our fourth quarter earnings per share declined 71%, with a 16% comp store decline. While this performance was clearly not up to our standards, we remained profitable and we completed the year in excellent financial condition. In 2008 we posted a 10.1% operating margin and generated a net income of approximately $180 million. With continuing strong cash flow, we ended the year with over $470 million in cash and liquid treasury funds.

As we look ahead, we will protect earnings by, one, improving sales through stronger assortments across all brands, with a clear priority on AE womens. Two, aligning inventories more closely with sales trends to reduce markdowns. Three, driving opportunities in sourcing and production to achieve IMU improvement. Four, we will continue to control SG&A expense.

First let me address top line sales. Make no mistake, our first priority is delivering trend right assortments with a strong value proposition in the AE brand, particularly in womens. It is absolutely imperative that we instill a dose of innovation into our product, and do so quickly.

Roger Markfield, as you know, is here to challenge and reinvigorate the design, merchandising and trend teams, while helping us to hone the AE brand vision overall. He has already begun to implement changes, which will become evident as the year progresses. With Roger's successful history, combined with our experienced and talented design and merchant teams, we will re-establish our competitive edge.

The AE women's business has some bright spots this spring. Although still negative, February showed an improvement in critical areas. For example, women's spring denim assortment comped positively as new styles combined with a powerful promotional event was very well received by our customers. In addition to being an important volume driving category, a positive response in denim speaks to the strength of our customer's connection, and drives related selling. Our efforts in delivering fashion and versatility are beginning to take hold, demonstrated by our strengths in dresses, accessories, and certain fashion knit tops.

New concepts continue to be important in 2009. aerie continues to demonstrate progress, with standalone stores comping slightly positive last year. We will build upon our success in bras and undies, which are critical categories in this business. In fact, our February bra promotion had the strongest customer response we have seen to date. Expanding bra offerings, particularly in sizes, fits, colors, patterns, is a major focus in 2009. Winning in bras is vital to winning in the intimate apparels overall. Additionally, we are continuing to redefine dorm wear, fitness, and personal care categories, to complete the aerie lifestyle.

In 2009, we expect ongoing productivity and profit improvements. MARTIN + OSA demonstrated a positive response to new merchandise assortments in 2008, with a 30% comp store sales increase. However, these results were partially driven by promotions. This year we must continue to strengthen this business, with further progress in merchandising, customer awareness, and most importantly, financial performance.

Our direct business was highly successful in 2008, with sales reaching $307 million, which was a 26% increase. Initiatives including expanded sizes, store to door, innovative marketing, and an easier shopping experience, are driving sales and profit increases.

Next, sourcing and production. We have opportunities that are targeted at IMU improvements. We are moving productions to countries with lower cost structures, such as Cambodia and Vietnam. Let me emphasize, that we are doing this without compromising value. Our value equation of price to quality is still a key differentiator in the marketplace.

Inventories. Consumer behavior has changed, therefore, so has our buying process. Beginning this second quarter, initial inventory investments are targeted to be in-line with the current negative comp sales trends. In 2008, we responded to steep decline in sales trends with aggressive expense reduction initiatives. In 2009, we will continue to pursue cost savings across the organization.

In closing, let me say this; as a company we cannot accept the substandard performance, recession or not. We know what is necessary to succeed, which is first and foremost strengthening the AE women's business. We know that our customer responds when we have the right fashion at the right price.  Now more than ever we are laser focused on that customer. Her lifestyle, her mind set, and most importantly what she wants to buy. We are both operationally and financially sound, and we are thoughtfully planning our business for profitable performance. We will capitalize on the opportunities within our business, and continue to position the Company for long-term success.

Now I will turn the call over to Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thanks, Jim.

Overall, fourth quarter sales and earnings were below plan. Fourth quarter EPS was $0.19 excluding the noncash investment and store impairment charges. This compares to $0.66 per share last year.

In response to weak demand, we were highly promotional throughout most of November and December. In addition to product specific markdowns, we offered a buy one, get one 50% off for most of the holiday season. We were successful at achieving our year end inventory targets, however, the effect on our merchandise margin was severe, causing a 71% earnings decline.

Now let's take a look at the quarter in detail. The 16% comp store sales decline was due to both weak traffic and conversion at the AE brand. Higher promotional activity drove an increase in units per transaction, yet caused a lower average unit retail price. The gross margin decline was caused by a lower merchandise margin, which was markdown related, along with IMU pressure. Within the gross margin, we also deleveraged rent, primarily due to the comp decline.

In early 2008, we began proactively reducing our cost structure with a number of expense initiatives, which included the ongoing evaluation of open positions, the consolidation of our supplies procurement, and across the board budget reductions. These initiatives totaled savings of approximately $50 million, and held SG&A growth to 3%. For the quarter, SG&A declined $3 million, excluding an asset impairment charge of $6.7 million, related to underperforming stores. SG&A per square foot declined 11% over last year, and was our most efficient rate since 2004. In the quarter, we recorded an additional other than temporary impairment charge of $3 million, related to investment securities.

Now turning to the balance sheet. Inventory, excluding the direct business, decreased 8% at cost per foot at the end of the fourth quarter. Our average weekly and year end inventory per square foot was on target and consistent with our expectations. For the first quarter, our average weekly inventory per square foot is planned down in the mid-single digits. Capital expenditures in the fourth quarter totaled $39 million, and were $265 million for the year. This was related to store growth and renovations, headquarters, and distribution centers.

Now looking forward, protecting our profitability while thoughtfully investing in our future are the basic principals behind our 2009 plan. We recognize the economic uncertainly and the difficulty in projecting the year. With that in mind, I would like to emphasize that our plan reflects prudence across all financial aspects of our business, including inventory plans, expense structure, and capital spending.

As we reflect back on 2008, we have real opportunities, even against economic headwinds. We are targeting lower markdowns which were unacceptably high in 2008. Our #1 opportunity, as Jim emphasized, is stronger merchandise assortment. Also, with the exception of the first quarter, which we bought back in July, inventory buys are more conservative and in-line with current trends. This provides greater flexibility to buy into category strengths, closer to the time of selling.

Next, we plan to avoid reactionary promotional activity by incorporating value pricing into our initial plans. For example, we will highlight key items with strong value promotions throughout the spring and summer season. And finally, we must balance our in-store value promotions with other offerings, such as direct mail strategies.

We are aggressively pursuing improved product costs in 2009, and expect IMU improvements beginning in the third quarter. This year we will continue to pursue expense reductions across all areas of our organization. We are identifying operating efficiencies in our product development process and our supply chain.

We are streamlining CapEx in our stores and distribution centers. In addition, we are leveraging new tools, such as workforce management, which will enable a more precise and productive use of payroll hours. At this time, we are planning SG&A costs to be flat in 2009, yet we are working towards a further reduction in the second half of the year.

In addition to strengthening our operating performance in 2009, we are focused on protecting our cash flow and financial health overall. As we announced during the third quarter, capital spending will be significantly lower in 2009. We continue to expect a range of $110 million to $135 million, which is about half of our 2008 CapEx. Store growth and renovations will be approximately $60 million, with the balance related to headquarters, information technology, and distribution centers.

Now regarding the first quarter. Based on our current view of sales we expect first quarter EPS to be in the range of $0.04 to $0.07. This assumes higher markdowns as we clear through inventory, and enter the second quarter better positioned, and more in-line with sales trends. Keep in mind that first quarter receipts were bought in July, consistent with our business trends at the time. The guidance excludes the potential of additional losses related to investment securities.

In summary, our plans for 2009 reflect a conservative posture. However, we are taking a number of steps to improve our sales, strengthen our competitive position, and leverage opportunities within all of our brands. Our goal is to gain consistency and build momentum with each new assortment.

Now we would like to open the call for questions.

Operator

Thank you. (Operator Instructions).

Our first question comes from Janet Kloppenburg with JJK Research, please state your question.

Janet Kloppenburg - JJK Research - Analyst

Good morning, everyone.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Hi, Janet.

Janet Kloppenburg - JJK Research - Analyst

I have a couple of questions. I am a little bit confused about, you said that inventory was purchased in-line with comp trends. February's comp trend was much better than it has been recently, minus 7%, fourth quarter it was down 16. Maybe you could give us some guidance there about what we should be thinking about.

And I know you said that SG&A would be flat, Joan, on a dollar basis. If you could talk a little bit about your leverage point there, and if you have been able to minimize the deleverage on let's say a minus 10% comp? Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thanks for the question, Janet. The point on inventory is that when we initially bought inventory back in July of 2008, we were buying it at a trend that we saw at that time, and the issue is that to deliver the minus 7 trend in February, we had to get into some deeper promotions, and markdown some of the inventory that we had purchased. The data set that we saw in February, as Jim mentioned, is that the denim styling was very strong, and the response to the assortment was very good.

The individual styles, particularly on the girl's side, we saw a significant lift in the business. So we were able to get through that inventory in February, and we believe that we are on plan to achieve our target.

Janet Kloppenburg - JJK Research - Analyst

Did you buy inventory down 7%, or did you buy it down something higher? That is the question.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

We brought it down something less.

Janet Kloppenburg - JJK Research - Analyst

Something less than down 7?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Yes.

Janet Kloppenburg - JJK Research - Analyst

Okay. I am confused, but we will do it offline.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Okay.

Janet Kloppenburg - JJK Research - Analyst

And on the denim sales, Jim, if you could comment. I know you saw improvement in the business, but you did run a pretty significant promotion. So how do we evaluate whether or not the denim business is actually improving on the womens' side?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

As I stated, we were pleased with the response to our denim sales. Sales were driven by a very strong promotion, all jeans under 30. It is the way the jeans sold, and what styles sold, that we were very pleased with. There wasn't one style in the entire assortment that was weak, and it was the first time that women's denim had comped in 18 months. So even though it was promoted, if you don't have the correct jeans, it doesn't matter what price you have a jean at, it wouldn't sell.

So both men's and women's jeans comped for that February time period, and it is a strong connect point for us with our consumer, and it drove some other businesses, as I mentioned, in accessories and some of the women's knit tops. So one month doesn't make a year, and we will watch and see. We are off promotion now, and we still see our denim business, both men's and women's, to be good. I wouldn't say it is great, but it is good.

For the first time we don't have a jean or two that is just not working. So I think right now we are in a very good place, and we have to learn from this. I think as our assortments begin to, as we make some modifications going back to school, we are going to be even stronger. But right now we have all of the silhouettes that this young man and young woman want. I can say that.

Janet Kloppenburg - JJK Research - Analyst

I want to wish you all a lot of luck for this season.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks, Janet.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Janet, with respect to your SG&A question, I stated that we expect SG&A for 2009 to be flat. In terms of deeper cost reductions, we expect to be able to talk more about that for the back half of the year, to drive that number down. What we have stated previously, in previous conversations and presentations, is that we expect to leverage our SG&A costs more towards down low-single digits negative comp. So we believe that that is where we can work ahead.

Janet Kloppenburg - JJK Research - Analyst

On a quarterly basis should we be planning the dollars flat?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

We expect to see that for the first half of the year. Yes, that is true, Janet.

Janet Kloppenburg - JJK Research - Analyst

Great. Thanks so much.

Operator

Thank you. Our next question comes from Jeff Van Sinderen with B. Riley & Company. Please state your question.

Jeff Van Sinderen - B. Riley & Co. - Analyst

Good morning. Just a follow-up to Janet's question. I know you made some recent changes in the girl's merchandise content, and parts of that are starting to look better, but I think the consolidated comp there was still down pretty significantly in February, despite the promotions in denim.

Just, I guess, wondering what you think it will take for the girl's comp to improve on a consolidated basis, what timeframe we should be thinking about, and just maybe you can talk a little bit more about your latest initiatives and plans, to get the girls business turned around since Roger returned?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

With respect to the women's performance in February, we were very pleased as we said with the denim, and we were able to continue to drive denim. We have a new assortment landing, Jeff, in the back-to-school timeframe. We feel very good about the washes and the fits and the styles in that assortment for the girl.

We are entering new fashion in the tops business, and as we proceed through the spring season, but also feel much better about tops for the back-to-school floor set as well. So in the store what you will see is a more frequent fashion flow of tops. Attached with that is a value offering that we believe we didn't have previously.

We have also focused on dresses, which have had a very strong response for our girls, which really speaks to the fashion trend and relevance of the women's business, and we believe that we have really positioned and targeted that category, and feel that is an opportunity in spring as well. Accessories also is, particularly jewelry, is an area that we have seen a strong response from our girl, and we continue to grow that category as we move through fiscal 2009.

Jeff Van Sinderen - B. Riley & Co. - Analyst

Okay. Fair enough. Thanks very much and good luck.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Operator

Thank you. Our next question comes from Jennifer Black with Jennifer Black and Associates. Please state your question.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Good morning.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Good morning, Jennifer.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Just a follow-up to Jeff's question on dresses. I wondered if we could see the same amount of dresses for back-to-school? I mean the dresses look fantastic. Then I have one other question.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I will put the merchant hat on. We made a major commitment as you can tell in dresses. We went from approximately six to eight customer choices, up to over 40 customer choices for spring of '09. It proved to be a very good decision, and the results have been very gratifying. Very gratifying.

As we move forward, dresses will continue to play an important role, but there is also some trend information that is leading us into other categories, that will compliment dresses, that I would rather not elaborate on right now. But one thing I failed to mention, and I think it is important for everyone to hear, is that even prior to Roger joining, or reconnecting with us, we have made major investments in our trend teams, with heavy emphasis on identifying new styles that are American Eagle, especially for women, relevant. That is what we are seeing now.

And dresses, by the way, the print dresses, are one of the indicators that came from the trend teams call out. Even on the solids. But some of the silhouettes that are in the current assortment, initially weren't in until we really developed some new trend information. We are continuing along those lines, especially for women's, with a very heavy emphasis on identifying trends, nuances in product.

The big challenge that I put out for the design and merchant teams, and which Roger is leading, is that is to differentiate ourselves away from the competition. We need to be different and be American Eagle different, and you will be seeing more of that as we land our new assortments, whether it is in summer, and whether it is the up and coming back-to-school, and we are working on some of the holiday lines now.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Okay. Great. And then, Jim, I wonder if you can talk about your denim fits. I know they are way improved, and I know you are using stretch denim. Do you want to improve them further? I mean, are you where you want to be? Can you just talk a little bit about that?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Sure. Without getting into too much detail, Jennifer, the fits as far as the fit of the garment, we are where we want to be. We really think we made dramatic inroads, and it is very astute of you. We actually added some stretch Lycra into the jean, that clearly has the jean being more complimentary for the women, and it is rather noticeable in the results. We are very pleased.

You can see we made critical investments in the skinny jean, which is performing very well. Our bread and butter jean is our boyfriend jean, which continues to be our best jean. It is the more universal jean. But the fashion jeans of the skinny and the boy jean, we are very, very pleased with. We think going forward there are a couple new silhouettes and washes that you will see for back-to-school that will enhance our assortment, which will make it even more comprehensive but we are pretty pleased where we landed for spring.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Okay. Great. Thank you very much and good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Operator

Thank you. Our next question comes from Adrienne Tennant with Friedman, Billings, Ramsey. Please state your question.

Adrienne Tennant - Friedman, Billings, Ramsey Group - Analyst

Can you talk about the IMU? You said there were some cost pressures last year. What was that due to? And when you said we should start to see IMU improve do you mean stabilize in the second quarter, or actually the cost pressure will be alleviated? Then I have a second follow-up. Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Sure. First of all, on IMU pressure of last year, much of that revolved around raw materials, the price of cotton was up. We also incurred additional expense in transportation due to fuel surcharges. The fuel surcharges have been eliminated.

The competitive costs of raw material is much more competitive now, but also it is our repositioning in our factory base, that is going to be an enabler for us to not stabilize, but improve our overall IMUs. But you won't see that probably until the second half of the year, because we started making these improvements in the fourth quarter of '08, and they will take hold from back-to-school through the balance of the year.

But we are taking key categories whether it is denim, whether it is knits. And we are negotiating some favorable costs from our suppliers, and we should be able to pass those, we should have higher IMUs and hopefully can pass some of it onto our consumers with some quality value pricing.

Adrienne Tennant - Friedman, Billings, Ramsey Group - Analyst

Will your price points remain relatively the same, or will you give half of it back to consumers?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Price points will remain the same, but you will see it probably more in what Joan mentioned is in these targeted promotions we are going to run, which will be very competitive, but we will be able to mitigate our profit erosion that we encountered in '08.

Adrienne Tennant - Friedman, Billings, Ramsey Group - Analyst

Great. And then on the merchandise margin. Are you willing to actually give us the rate for the fourth quarter and the year, just so we have a point of reference go forward?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

We don't typically do that, but largely the drop in the fourth quarter merch margin was related to markdowns.

Adrienne Tennant - Friedman, Billings, Ramsey Group - Analyst

Fair enough. Then my final question is on EPS impact of aerie and MARTIN + OSA on the full year?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Sure. Let me answer this in two parts. First of all, up and through September of 2008, we had established a benchmark for MARTIN + OSA to produce on a rolling 12-months a $340 to $350 a square foot. And that was the target we had assigned to the brand, and which we felt that if we moved towards reaching that objective, that we would be headed in the right direction. Through September we were on trend.

From September, October on we experienced tremendous difficulty and profit erosion in MARTIN + OSA. Most of it due to promotions and liquidation of inventories. That is where some of the 30% comp came from. So in order to answer your question, we originally had it targeted at around $0.15, and it came in at $0.21 loss.

Adrienne Tennant - Friedman, Billings, Ramsey Group - Analyst

Okay. And then for aerie?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

aerie is a brand which is the way we manage aerie is accretive, and we don't disclose the EPS related to aerie specifically. But aerie as a brand is accretive, Adrienne.

Adrienne Tennant - Friedman, Billings, Ramsey Group - Analyst

Great. Thanks so much. Best of luck this spring.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Operator

Thank you, our next question comes from Jeff Black with Barclays Capital. Please state your question.

Jeff Black - Barclays Capital - Analyst

Thanks a lot. Just following on that question on aerie. I mean, Jim what is your assessment of this, we built it out really fast over the past couple of years, but how are sales per square foot trending versus where you want them to be, and what about margins versus the chain, and any color on four wall profit you could give us would be helpful? Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Sure. On the standalones, I assume that is what we want to address, we will have approximately 132 by year's end. From all indications of how we closed this past year and early trends, we are moving in a very positive direction, both in top line sales, as well as conversion into bottom line profitability. We expect the standalone stores to reduce the losses dramatically from '08, and we should have a major contribution to the overall corporation EPS.

We are pleased. I think we are on to a brand that has a strong connection with the consumer. All of our feedback that we have gotten from our customers, either informally or formally, has all been very positive and really, we had limited ourselves by a narrower assortment than we would have liked to have.

We are now taking and building on this assortment, so there will be more of a selection for this young lady to choose from, and there will also be more newness coming in more often. So I prefer not to talk about the margin at this particular point, because it is still evolving but right now, we expect to have a major improvement both in top line and bottom line sales.

Jeff Black - Barclays Capital - Analyst

And MARTIN + OSA, you are moving ahead with this, what looks like bigger losses? When do we draw the line on that one?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, MARTIN + OSA has a very definitive, very realistic goal for loss reduction in 2009. Failure to meet that objective, which I will be monitoring very closely throughout this year, I would say, Jeff, that we should have a clear view by third quarter of '09, and if dramatic improvement doesn't take place at that time, then I will have to make a decision.

Jeff Black - Barclays Capital - Analyst

Great. Good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Operator

Thank you. Our next question comes from Michelle Clark with Morgan Stanley. Please state your question.

Michelle Clark - Morgan Stanley - Analyst

Good morning. Thank you. First question. The MARTIN + OSA EPS impact expected for 2009? Second question, I was wondering if you can update us on sales trends thus far in March? Has the February momentum continued? Lastly, if you could discuss rents? You delevered on rent expense in Q4, any opportunity to take that down and lever that in 2009? Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

So the first question, Michelle, for M+O for 2009, as Jim said we are expecting major reduction in the losses for M+O in 2009. And at this point, given it is so early in the year, we are not going to comment on a specific EPS target. With respect to the sales trends in March, we are going to hold comment on that at this time as well. Here is why.

We just came off a very strong promotion related to denim. We only really have a full week under our belt, and we have moved to a new promotion so we will hold comment on that. And also keep in mind, as I am sure you are aware, the shift of Easter from March to April also affects the March trends, so we actually prefer to think of our business, it is a combination of those two months, which is the most reflective of a trend.

With respect to rents in 2009, as we look forward we really see that we need a minimum of a mid-single digit comp to leverage our rent. So given the comments that we have made forecasting a negative comp trend at this time, I would not expect to see rent leverage in 2009.

Michelle Clark - Morgan Stanley - Analyst

Okay. But is there an opportunity to reduce your rent expense? Are you renegotiating with the landlords?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, you don't renegotiate. Once you have a binding agreement, you have to stick to that agreement. What we are doing as we have done on an ongoing basis, as our renewals come up normally our renewal rent period is ten years, and we average anywhere between 25 to 40 renewals a year, based on our calendar of how we opened up new stores throughout a given period of time. We have always negotiated very competitive rents.

Are we negotiating harder than we did in the past? I don't know what harder means. But, yes, I think we are, the deals that we have been negotiating on for 2009 on our remodels, renewal and remodeled stores are very, very competitive. And the few new stores that we are opening, we have 100% of those stores have some sort of an allowance, either in rent abatement or in tenant allowance, and they are rather substantial.

So we are getting it from two sides. From both the allowance side, and it was also we are getting more competitive dollar per square foot rates. And I would expect that to continue.

Michelle Clark - Morgan Stanley - Analyst

Great. Thanks. And good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Operator

Our next question comes from Christine Chen with Needham & Company. Please state your question.

Christine Chen - Needham & Co. - Analyst

Thank you. I wanted to ask if you could help us quantify the impact of the shift of Easter out of March into April, and how the shift is affecting the timing of your floor sets and planned promotions, and then wondering if your guidance for Q1 assumes the continuation of February same-store sales trends? Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thanks, Christine. I will take that. The shift of Easter from March to April, we have been commenting that that is roughly a 500 basis point shift, and the thing to remember when you think about that is that the April month is a smaller month than March, so it doesn't necessarily translate comp for comp, if you will. As we think about the Q1 guidance that we gave, we keep in mind that February, and this speaks a little bit earlier to Janet's question.  February was about a very strong denim promotion, and grabbing market share with a denim assortment that we are very proud of, at an under-$30 price point. So that in large part drove a big piece of that comp, although we see trends improving overall. So I would not assume that a minus 7 comp for March and April is what is our thinking for the quarter guidance.

Christine Chen - Needham & Co. - Analyst

And the timing of floor sets and planned promotions as a result of Easter?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

We are very pleased with the timing of Easter, and it really speaks to the strength of our assortments of shorts, and our offering of dresses that Jim spoke to earlier. So we think that is positive.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

One of the things that we are doing, Christine, is besides our traditional floor set cadence, we are flowing more newness ongoing. So every two weeks we have new product flowing into our stores. So combined with the cadence of our traditional floor set calendar, we have added a new wrinkle, a new element in there, that early signs are very positive. So I think the floor set cadence is important, but this ability to have new product that is deemed to be more versatile, is really a key element to what we think driving our top line, and hopefully translates into bottom line profitability.

Christine Chen - Needham & Co. - Analyst

Great. Thank you. And good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Operator

Thank you. Our next question comes from Michelle Tan with Goldman Sachs. Please state your question.

Michelle Tan - Goldman Sachs - Analyst

I had a few questions. Question one was on depreciation why it was up so much in the fourth quarter? Another one on the auction rate securities, just any further color on kind of timeline for the chunk that you still have outstanding? And then the last is on product. On the denim promotion it seemed like you really struck a nice chord by running that event at a time, when maybe people weren't quite as focused on that particular category. Is that more of a strategy going forward as well, or was that a unique opportunity in denim? Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Okay, I will start with the depreciation. Michelle, that is really about timing, and it relates to our DCs, it is the timing of our new store openings, and essentially that is the lion's share of it. As we look forward to 2009, we would expect depreciation to increase roughly 5 to 10% is the way to think about that, and that will move a little bit based on timing, if one store is actually open, and so forth.

With respect to auction rate securities. We have seen some small clearings in the fourth quarter, and as you can see in our release we have written down primarily our investment security type holdings, which are preferred shares, and we have marked those to market essentially.

In terms of timing we don't have any further information at this time, as to when things will actually clear, but we feel very good about the fact that we ended the year with $470 million in liquid cash, and feel that we are in a good financial position, and in good health with respect to our cash position.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

As it relates to your denim question, the timing was two-fold. One is that we wanted to take a category we felt very good about, and get it out there with a promotional incentive, to see what the consumer response would be. What would come from that is #1, we would be able to naturally gauge selling, but now we can react to some of what we know to be the likes of the consumer, as we look at our purchases for back-to-school which are very critical to that season.

This whole strategy that we have not just with denim but with key categories that are central to the American Eagle brand, is a strategy that we are going to pursue throughout the year. The timing is very proprietary. I can only tell you that we will have these promotions out there, that are going to be very timely. It is when the young person wants to not only buy it, but wants to wear it. So it will be very time sensitive. But also it is very product sensitive and price sensitive.

Michelle Tan - Goldman Sachs - Analyst

Great. Joan, just to clarify. The D&A increase, is that separate from the SG&A being flat?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Yes.

Michelle Tan - Goldman Sachs - Analyst

Great. Thank you very much.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

You are welcome.

Operator

Our next question comes from Paul Lejuez with Credit Suisse. Please state your question.

Paul Lejuez - Credit Suisse - Analyst

Thanks. Can you guys share with us the number of American Eagle stores you have located in A, B, C centers, and how we should think about sales productivity levels at each, and I am wondering where in 2008 did you see the largest decreases in the As, Bs, or Cs?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Right now we have, the percentage of Bs outweigh the other two categories, but between the Bs and the As they are very close. It is Cs we have very, very few. The most productive in dollars per square foot are As, and naturally the Cs are the least productive. For profitability, the Bs are the most profitable.

Paul Lejuez - Credit Suisse - Analyst

What do you have on the productivity, between the As and Bs, and the Bs and Cs?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

No. The Bs actually are the most productive from a profitability standpoint. The As, as you can well imagine, the rent runs a little bit higher, and that is the delta between the two.

Paul Lejuez - Credit Suisse - Analyst

I mean the sales productivity though, the gap between them?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

In dollars per square foot?

Paul Lejuez - Credit Suisse - Analyst

Yes.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

No. They are not that great. They are pretty close.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Yes, they are pretty close, Paul. To Jim's point, the As are, there are very few Cs. Under 10% of our chain is in C models. And the Bs run closer to 50%, and the As are just shy of that. So it is a very strong sweep from the types of malls we are in, and the productivity gap isn't that wide. However, the Bs in terms of the economic equation with rents, actually drive higher profitability.

Paul Lejuez - Credit Suisse - Analyst

Where did you see the big fall-off in '08? Did you see a larger fall-off in the A centers?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

No, it was pretty consistent across the board unfortunately.

Paul Lejuez - Credit Suisse - Analyst

Got you. Thanks, guys.

Operator

Our next question comes from Kimberly Greenberger with Citigroup. Please state your question.

Kimberly Greenberger - Citigroup - Analyst

Great. Thank you. I wanted to know if you could talk about Roger's impact on design and merchandising. When do you expect to have his impact on the merchandising effort reflected in the assortment in store? I presume it will take a little longer to have his impact reflected in the design effort. But if you could just give us some idea on timing?

And then secondarily, if you could help quantify some of the transaction metric you cited earlier Joan? The decline in AUR, for example, the increase in UPT, et cetera. That would be helpful. Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, on Roger, Kimberly. Roger has been and continues to work on back-to-school, which we pretty much put to bed, and he was very much involved in the overall back-to-school assortment that you will see launched in July. And so his input will be seen then.

And naturally for holiday and going forward. He has questions, and we have made some small tweaks, but nothing really significant for summer, but some of the call-outs that he has, where we have been able to implement, we have. But Roger Markfield impremater will be starting with back-to-school.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Kimberly, to the quantification of some of the metrics. Our AUR was down low double, our UPTs were up low double. And the way to think about that is that the transactions essentially, the drop in transactions is what essentially drove the comp decline.

Kimberly Greenberger - Citigroup - Analyst

Thanks, Joan.

Operator

Our next question comes from Stacy Pak with SP Research. Please state your question.

Stacy Pak - SP Research - Analyst

Great. Thanks. Couple of questions. First question. Did you buy the denim for the under 30 promotion so that you could make a same margin that you had been during good times, or will you be able to do that with the improvement you expect in sourcing in the back half? That is Number 1.

Number 2, could you comment on your experience or your success you have seen with the most recent e-mail campaigns across the businesses, and then third, you said you see things improving overall. You were commenting about denim, et cetera. Can you just comment on exactly what categories comped positively in February? Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

In regards to denim pricing, when we decided to run the under-30 promotion, we bought the inventory with that in mind, that we were going to have a major promotion in all jeans under 30. The costing, we did have some cost benefits. Not as dramatic as the cost benefits we hope to see for back-to-school and holiday.

So we had slight margin improvements over how we promoted it from a year ago '08, but they are not to the level where I feel they should be, which will be in the back half of the year. But they were purchased with the promotion in mind, and we were able to mitigate some of the erosion, and maintain margin.

Stacy Pak - SP Research - Analyst

Okay.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Stacy, with respect to the e-mail campaigns, there are a couple of things that we have done. One is our loyalty program, which is our AE All Access Pass, and that continues to be a very successful campaign for us, and very profitable. Some of the other promotions and this is what I was speaking to in my prepared remarks, are things that we are evaluating in terms of profitability, and in conjunction with the strong value promotions that we have in the store. So we would seek to eliminate some of those less profitable campaigns, and leverage the store promotion, to really drive the top line and profits for the business.

Then your question was, I believe, what positively comped in February other than denim, and what I would tell you is that in the men's business we saw a very strong comp in our knits, as well as in women's and outerwear for men, and in women's we saw that clearly skirts, dresses, and our accessory business to be very strong for us. And we feel that that is a good turn in trend during the month of February.

Stacy Pak - SP Research - Analyst

So dresses and accessories also comped positively?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

That is correct. Yes.

Stacy Pak - SP Research - Analyst

Okay. Thanks.

Judy Meehan - American Eagle Outfitters Inc - VP, IR

Diego, we are going to take one more question.

Operator

Thank you. Our final question comes from Richard Jaffe with Stifel Nicolaus. Please state your question.

Richard Jaffe - Stifel Nicolaus - Analyst

Thank you very much, guys. I guess looking forward, the real estate discussion has been in depth, but I am wondering how you see the portfolio of stores today, and how much larger can they be? Are you thinking of aerie as a different concept, that is more of a side by side store or freestanding? And longer term, how much bigger can aerie and American Eagle be?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, we have a very strong portfolio, Richard, and we continue to evaluate it. I would say that as far as the American Eagle brand, there are very few new store opportunities in North America for American Eagle. I think what we would be seeing now is any new stores would probably be offset by store closings in certain markets.

So we are looking at the American Eagle brand portfolio, as it relates to where our stores are positioned. Where is our market strength, and we will continue to maintain that, and if we have had some market erosion change for whatever reason, a change in demographic, a change in economic conditions, and so forth, we have to take a look at it and say, how many locations did we really want to have in those particular markets.

And then there will still be some new opportunities that will arise, probably more in a lifestyle type of environment. But I don't see a tremendous amount of new store net growth in the American Eagle brand in North America.

As it relates to aerie, though, aerie right now is positioned not to be side by side, but to be standalone. They are going to run in the range of 4,000 to 4,500 square feet. We think that is the optimal size for the assortments that are being developed. And that chain probably is going to look like a 500-store chain in North America.

Richard Jaffe - Stifel Nicolaus - Analyst

And the full blown development for aerie? When should we expect to see that in stores?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

You mean in assortment?

Richard Jaffe - Stifel Nicolaus - Analyst

Yes, the assortment that will fill the 4,500 square feet that you just mentioned?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

You are actually seeing it now, but for summer you will see some expanded collections in both knit tops. You will see it lesser in dorm wear, but you also see an expansion in our f.i.t., which is an athletic line. We will see it in expanded assortments in our core, which I have mentioned earlier, which was in the basics and underwear piece, we continue to look at that, because it has been extremely productive for us for, those two categories are the big drivers, and the other categories are more the support.

But you will be able to see a major change in assortment for summer, and then for back-to-school, fall, will be a full blown assortment in these 4,000 to 4,500 square foot stores, and holiday you will see an expanded assortment, because we will get into gift giving at that time, gift packaging, and so forth. And we have a couple of lines we only carry at holiday, that are strictly for gift giving, that are very appropriate in an intimate apparel store.

Richard Jaffe - Stifel Nicolaus - Analyst

Got it. Thanks very much.

Judy Meehan - American Eagle Outfitters Inc - VP, IR

Okay, everyone. Thanks for joining us today. Our next announcement will be March sales on Thursday, April 9th. Have a great day.

Operator

Ladies and gentlemen, this concludes today's teleconference. All parties may disconnect now. Thank you.